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                                                                     EXHIBIT 5.1

[FAIRCHILD SEMICONDUCTOR LETTERHEAD]

July 23, 2003

Fairchild Semiconductor International, Inc.
82 Running Hill Road
South Portland, ME 04106

Gentlemen and Ladies:

I am the general counsel to Fairchild Semiconductor International, Inc., a Delaware corporation (the "Company"), and have advised the Company in connection with the registration under the Securities Act of 1933, as amended, of 7,421,075 shares (the "Shares") of the Company's Common Stock, par value $.01 per share, under a registration statement on Form S-3 (the "Registration Statement") to be filed today with the Securities and Exchange Commission.

I have participated in the preparation of the Registration Statement and have examined such corporate records and documents and matters of law as I have considered appropriate to enable me to give this opinion.

Based upon the foregoing, it is my opinion that the Shares have been duly authorized and validly issued by the Company, and that they are fully paid and nonassessable.

I consent to the reference to me in the prospectus included in the Registration Statement and to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Yours very truly,

/s/ Paul D. Delva